CUSIP No. G85347105	SCHEDULE 13G	Page 1 3 of 13 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of Strongbridge Biopharma plc, and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Nathaniel D. Hukill

/s/ Nathan D. Hukill
Name:	Nathan D. Hukill
Title:	Authorized Signatory

CR Group L.P.
CRG Partners III L.P.
CRG Partners III – Parallel Fund “A” L.P.
CRG Partners III – Parallel Fund “B” (Cayman) L.P.
CRG Partners III (Cayman) Lev AIV I L.P.
CRG Partners III (Cayman) Unlev AIV I L.P.

By:	/s/ Andrei Dorenbaum
Name:	Andrei Dorenbaum
Title:	Co-Founder and President

CRG Issuer 2017-1

By:	/s/ Andrei Dorenbaum
Name:	Andrei Dorenbaum
Title:	Authorized Signatory